MOBILITY GLOBAL INC.
ANNUAL INCENTIVE PLAN
1.Effective Date and Term. This Annual Incentive Plan (the “Plan”) shall be effective as of January 1, 2026 and is effective unless and until such time it is otherwise amended or terminated earlier by Mobility Global Inc. (together with its subsidiaries and affiliates, the “Company”) in accordance with Section 8 below.
2.Administration.
(i)The Plan shall be administered by the Nominating and Compensation
Committee (the “Committee”) of the Company’s Board of Directors (the “Board”),
which shall have the discretionary authority to (i) designate Participants (as defined below), (ii) determine the terms, conditions and amounts of any incentive amounts provided under the Plan (including establishing any Performance Goals (as defined below)), (iii) interpret and administer the Plan, including all terms defined herein, (iv)
adopt rules and regulations to implement the Plan and (v) make any other determination and take any other action that the Committee in its sole discretion deems necessary or desirable for the administration of the Plan and due compliance with applicable law or accounting or tax rules and regulations. The decisions of the Committee shall be final and binding.
(ii)In addition, the Committee may delegate to the Company’s Chief
Executive Officer (“CEO”), any other executive officer or senior management employee of the Company, or any committee or any group of such individuals (such individuals, the
“Executive Administrators”) the day-to-day implementation and interpretation of the
Plan. Notwithstanding the foregoing, the approval of the Committee shall be required for
(i) any termination of or material amendments to the Plan, (ii) determination of the
Performance Goals under the Plan, (iii) approval of the payouts under the Plan and (iv)
approval of the Target Incentive (as defined below) amounts and (v) any other material decisions, in each case, with respect to any individuals covered by Section 16 of the
Securities Exchange Act of 1934, as amended. Any action that requires the approval of the Executive Administrators may instead also be approved by the Committee.
3.Eligibility. Employees of the Company or an applicable employing subsidiary of the Company (an “Employer”) eligible to participate in the Plan will include (i) the CEO, (ii) any other executive officer or senior management employee (as determined from time to time by the Committee) and (iii) any other employees or individuals as designated by the Committee to participate in the Plan (collectively, the
“Participants”). The Committee shall establish a target incentive amount for each relevant Participant (the “Target Incentive”) upon the Participant’s initial participation in the Plan and thereafter at the beginning of every Performance Period (as defined below). If an individual becomes a Participant at any time after the start of a Performance
Period, unless otherwise determined by the Committee, such Participant’s Target
Incentive for the first Performance Period shall be prorated for the portion of the related

Performance Period during which the individual was a Participant. An individual who may otherwise be a Participant may be considered ineligible to participate in the Plan at any time and for any reason at the Committee’s discretion regardless of whether the individual remains employed in the same or a similar role at the Company. A Participant who becomes employed by the Company after the beginning of a Performance Period must be employed by the Company on or prior to September 30 of such Performance
Period in order to be eligible for an incentive in respect of such Performance Period, and in such case, such incentive (if any) will be prorated based on the number of days that the
Participant is was employed during such Performance Period.
4.Performance Period. The Committee shall determine the period of time during which performance shall be measured in respect of the incentives payable under the Plan (each, a “Performance Period”). Unless otherwise determined by the
Committee, each Performance Period under the Plan shall relate to a Company fiscal year, commencing on January 1 and ending on December 31 of each year.
5.Performance Goals. Upon, or as soon as practicable after, the start of each
Performance Period, the Committee shall determine the performance goals that shall be used to determine the extent to which an incentive will be earned under the Plan for such
Performance Period (including the performance metrics, targets, goals, weightings and all such other matters it considers appropriate) (the “Performance Goals”). Each
Performance Goal established by the Committee may apply to the Company, any subsidiary, or any business unit, division or other segment of the Company (each a
“Company Performance Factor”) or to the Participant individually (each an
“Individual Performance Factor”) as the Committee deems appropriate. Company
Performance Factors may be financial or strategic and measured on an absolute (e.g., plan or budget) or relative basis, may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments and/or any other performance objectives determined by the Committee. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the
Company, or the manner in which the Company conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify and/
or adjust the Performance Goals or the related level of achievement, in whole or in part, as the Committee deems appropriate or equitable such that it does not provide any undue enrichment or harm. For clarity, the Individual Performance Factor may be a grouping of select Company Performance Factors, or may be an individual annual performance rating as determined by the Committee (for the CEO), and determined by the CEO or Executive
Administrators for all other Participants, and may be applied as a modifier to a calculated award payment based on Company Performance Factors or may be a separate weighed component of an award payment as approved by the Committee.
6.Actual Incentive. As soon as practicable after the end of each Performance
Period, the Committee will determine the actual incentive (if any) earned for each
Participant for such Performance Period based on the level of achievement of the related
Performance Goals (the “Actual Incentive”). The Committee may exercise discretion to increase or decrease any Participant’s Actual Incentive as it deems appropriate, and no such Actual Incentive shall be earned unless and until it is paid in accordance with
Section 7. Unless otherwise determined by the Committee exercising discretion, the calculation to determine an award is as follows: Participant annual base salary in effect on December 31 of the Performance Period x the Participant annual target percent in effect on December 31 of the Performance Period x the Company Performance Factor x
Individual Performance Factor.
7.Payment of Incentives.
(i)Subject to Section 7(ii), payment of any Actual Incentive shall be paid in cash (unless otherwise determined by the Committee) and shall be made as soon as practicable after the date on which the Committee has determined the final payout level of the Actual Incentive; provided that such payments will in all events be made by no later than March 15 of the year following the year in which the applicable Performance
Period has ended for U.S. based award payments, and no later than March 31 for non-
U.S. based award payments, unless otherwise required by law.
(ii)Unless otherwise provided in any written employment agreement with the
Participant or in any severance plan, policy or agreement with the Participant or in which the Participant participates (any “Applicable Agreement”), as provided in Section 7(iii), or as otherwise determined by the Committee, a Participant must remain in continuous employment with the Company and its subsidiaries (including the Employer) through the payment date of an Actual Incentive in order to receive payment of the Participant’s
Actual Incentive, and if the Participant’s employment terminates for any reason prior to payment of the Actual Incentive, the Participant shall not receive payment of any such
Actual Incentive unless otherwise stated by country-statutory requirements.
Notwithstanding the foregoing or anything to the contrary in the Plan or an Applicable
Agreement, if a Participant’s employment is terminated for Cause (as defined in the
Company’s 2026 Long Term Incentive Plan (as amended, the “LTIP”)), the Participant shall in all cases forfeit any right to receive any Actual Incentive not already paid. Any exceptions to the conditions in this Section 7(ii) must be designated in writing and approved by the Committee.
(iii)If a Participant’s employment is terminated (x) due to retirement on or after attaining age 65 or (y) by the Company without Cause, in each case, after March 31 of the applicable Performance Period, subject to execution and non-revocation of a release in a form provided by the Company, such Participant will be eligible for an incentive for such Performance Period (if any) based on actual performance, prorated based on the number of days that such Participant was employed during such
Performance Period, and payable in accordance with Section 7(i). If a Participant’s employment is terminated due to death or Disability (as defined in the LTIP), (x) if such termination occurs during such Performance Period, such Participant will receive payment of his or her incentive for such Performance Period based on target performance, which will be payable within 60 days following such termination and (y) if such termination occurs after such Performance Period but prior to payment, such
Participant will be eligible for an incentive for such Performance Period (if any) based on actual performance and payable in accordance with Section 7(i).
8.Modification or Termination of the Plan. The Committee (or its delegates)
reserves the right to amend, modify, suspend or terminate all or any portion of the Plan at any time, provided that any termination or material amendment or modification to the
Plan shall be approved by the Committee.
9.Adjustments. In the event of any non-ordinary course circumstances, such as the acquisition or divestiture of all or part of the Company, or a change in accounting impacting any of the performance metrics of the Plan, or other reasons as the Committee may determine in its discretion, the Committee (or its delegates) reserves the right to modify the Plan during the year, including with respect to Target Incentives, Performance
Goals and/or any annual incentives for which all or a portion of the year has been completed.
10.Benefits Nontransferable. No Participant will have the right to alienate, pledge or encumber his/her interest in the Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the Participant’s creditors or to attachment, execution or other process of law.
11.Employment At Will. The employment of each Participant is for an indefinite period and is terminable at any time by either party, with or without cause being shown, and with or without advance notice by either party. The Plan shall not be construed to create a contract of employment for a specified period between the Company or any Employer and any Participant.
12.Governing Law. The Plan and all determinations made and actions taken thereunder shall be governed by the laws of the State of Delaware.
13.Tax Withholding. The Company or the Employer (as applicable) shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable taxes and deductions required to be paid or withheld. The Company or the Employer (as applicable) shall have the right to withhold from wages, incentive payments or other amounts otherwise payable to such Participant such withholding taxes as may be required by applicable law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required or to satisfy any other payment obligation to the Company or the Employer (as applicable), the Company or the Employer shall, to the extent permitted by law, have the right to deduct any such amounts from any payment of any kind otherwise due to such
Participant or to take such other action as may be necessary to satisfy such withholding or other obligations.

14.Unfunded Status of the Plan. The Plan is intended to constitute an
“unfunded” Plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.
15.Other Plans. Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements, and such arrangements may (i) be either generally applicable or applicable only in specific cases and (ii) modify the Plan.
16.Section 409A: If, in the good faith judgment of the Company, any provision of the Plan would violate the requirements of Section 409A of the U.S. Internal
Revenue Code of 1986, as amended (the “Code”) or could otherwise cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision may be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without causing the interest and penalties under Section 409A of the Code to apply, and, notwithstanding any provision in the Plan to the contrary, the Company shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no payment or benefit under the
Plan is subject to tax under Section 409A of the Code. Any determinations made by the
Company under this paragraph shall be final, conclusive and binding on all persons.
Anything in the Plan to the contrary notwithstanding, (i) each installment/payment provided under the Plan shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A of the Code and (ii) if at the time of termination of a Participant’s employment or service with the Company he or she is a
“specified employee” (as defined in Section 409A of the Code) and any payments in connection with such termination under the Plan are treated as deferred compensation subject to Section 409A of the Code, he or she will not be entitled to such payments until the earlier of (a) the date that is six months after such termination or (b) any earlier date that does not result in any additional tax or interest to such Participant under Section
409A of the Code. For the avoidance of doubt, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the
Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of the Plan’s or any payments’ payable under the Plan non-compliance with Section 409A of the Code.
17.Clawback Policies. Incentives under the Plan shall be subject to recovery pursuant to any law, government regulation, stock exchange listing requirement or the requirements of any clawback, recoupment or recovery policies the Company has in place from time to time, including, without limitation, the Mobility Global Inc. Compensation
Recoupment Policy (as it may be amended from time to time) or any other policy of the

Company required to be adopted pursuant to such law, government regulation, or stock exchange listing requirement.
18.Severability. If any part or section of the Plan is declared invalid by any competent body, the remaining parts not affected by the decision shall continue in effect.